CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$1,320,000	$51.88

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $370,727.28 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $51.88 offset against the registration fee due for this offering and of which $370,675.40 remains available for future registration fees. No additional registration fee has been paid with respect to this offering

Pricing supplement no. 1087 To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 108-I dated December 13, 2007	Registration Statement No. 333-130051 Dated March 14, 2008 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co. $1,320,000 11.00% per annum Upside Auto Callable Reverse Exchangeable Notes due March 19, 2009 Linked to the Common Stock of Baker Hughes Incorporated

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in the Reference Stock, to accept the risks of owning equities in general and the common stock of Baker Hughes Incorporated, in particular, to assume the risk that the notes will be automatically called and the investor will receive less interest than if the notes are not automatically called, and, if the notes are not automatically called, to lose some or all of their principal at maturity.
  If the notes are not automatically called, the notes will pay 11.00% per annum interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the Final Share Price of the Reference Stock and whether the closing price of the Reference Stock has declined from the Initial Share Price by more than the Protection Amount ($23.7405 initially) during the Monitoring Period, as described below. If the notes are automatically called you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing March 19, 2009*.
  If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Reference Stock:	The common stock, par value $1.00 per share, of Baker Hughes Incorporated (New York Stock Exchange symbol “BHI”). We refer to Baker Hughes Incorporated as “Baker Hughes.”
Interest Rate:	• 11.00% per annum if the notes are not automatically called; or
• if the notes are automatically called:
• 2.75% if the notes are automatically called on the first Call Date;
• 5.50% if the notes are automatically called on the second Call Date; or
• 8.25% if the notes are automatically called on the third Call Date, in each case equivalent to 11.00% per annum, paid monthly and calculated on a 30/360 basis.
Automatic Call:	If on any of the three (3) Call Dates, the closing price of the Reference Stock is greater than the Initial Share Price, the notes will be automatically called on that Call Date.
Payment if Called:

If the notes are automatically called, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

Protection Amount:	$23.7405, which is equal to 35% of the Initial Share Price, subject to adjustments.
Maturity Date:	March 19, 2009*
Pricing Date:	March 14, 2008
Settlement Date:	On or about March 19, 2008
Call Dates*:	June 16, 2008 (first Call Date), September 16, 2008 (second Call Date) and December 16, 2008 (final Call Date)
Call Settlement Dates*:

June 19, 2008 (first Call Settlement Date), September 19, 2008 (second Call Settlement Date) and December 19, 2008 (final Call Settlement Date), each of which is the third business day after the applicable Call Date specified above.

Observation Date:	March 16, 2009*
CUSIP:	48123MZZ8
Interest Payment Date:

Interest on the notes will be payable monthly in arrears on the 19th day of each month (each such date, an “Interest Payment Date”), commencing April 19, 2008, to and including the Interest Payment Date corresponding to the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on the performance of the Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(1) the Final Share Price is less than the Initial Share Price; and
(2) on any day during the Monitoring Period, the closing price of the Reference Stock has declined, as compared to the Initial Share Price, by more than the Protection Amount.
If the notes are not automatically called and the conditions described in both (1) and (2) are satisfied, at maturity you will receive, in addition to any accrued and unpaid interest and, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.
Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Physical Delivery Amount:	14.7427 shares of the Reference Stock per $1,000 principal amount note, which is the number of shares equal to $1,000 divided by the Initial Share Price, subject to adjustments.
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments.
Initial Share Price:

$67.83, the closing price of the Reference Stock on the New York Stock Exchange on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 108-I for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the New York Stock Exchange on the Observation Date.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Automatic Call” or “Description of Notes — Payment at Maturity,” as applicable, in the accompanying product supplement no. 108-I.

Investing in the Upside Auto Callable Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 108-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Commissions (1)	Proceeds to Us

Per note	$1,000	$32.27	$967.73

Total	$1,320,000	$37,110.50	$1,282,889.50

(1)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $32.27 per $1,000 principal amount note on $1,150,000 aggregate principal amount notes sold in this offering and will use a portion of that commission to pay selling concessions to other dealers of $25.00 per $1,000 principal amount note. The concessions of $25.00 include concessions allowed to selling dealers and concessions allowed to an arranging dealer. JPMSI did not receive any commission or pay any concessions on $170,000 aggregate principal amount of notes not purchased by investors in this offering and described in detail below. See “Underwriting” beginning on page PS-35 of the accompanying product supplement no. 108-I.

The total aggregate principal amount of notes being offered by this pricing supplement were not purchased by investors in this offering. JPMSI will retain the unsold portion of this offering of $170,000 aggregate principal amount and has agreed to hold such notes for investment for a period of at least 30 days. This unsold portion may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

March 14, 2008

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 108-I dated December 13, 2007. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 108-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 108-I dated December 13, 2007:
  http://www.sec.gov/Archives/edgar/data/19617/000089109207005388/e29538-424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay (1) if the notes are not automatically called, 11.00% per annum interest over the term of the notes, or (2) if the notes are automatically called: (i) 2.75% if called on the first Call Date, (ii) 5.50% if called on the second Review Date; or (iii) 8.25% if called on the third Call Date, in each case equivalent to 11.00% per annum interest, from the issue date to but excluding the applicable Call Settlement Date, each of which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of (1) if the notes are not automatically called, 11.00% per annum interest over the term of the notes, or (2) if the notes are automatically called: (i) 2.75% if called on the first Call Date, (ii) 5.50% if called on the second Review Date; or (iii) 8.25% if called on the third Call Date, in each case equivalent to 11.00% per annum interest, from the issue date to but excluding the applicable Call Settlement Date. Interest will be payable monthly in arrears on the 19th calendar day of each month(each such date, an “Interest Payment Date”), commencing April 19, 2008, to and including the Interest Payment Date corresponding to the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. Interest will be payable to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date or Call Settlement Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
  POTENTIAL EARLY EXIT WITH FULL PRINCIPAL PROTECTION AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the Reference Stock is greater than the Initial Share Price on any of the three (3) Call Dates, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, your return of principal at maturity is protected so long as the Final Share Price does not decline from the Initial Share Price or the closing price of the Reference Stock does not decline, as compared to the Initial Share Price, by more than the Protection Amount ($23.7405 initially) on any day during the Monitoring Period. However, if the notes are not automatically called, if the Final Share Price declines from the Initial Share Price and the closing price of the Reference Stock on any day during the Monitoring Period has declined by more than the Protection Amount ($23.7405 initially), you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 108-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat the notes for U.S. federal income tax purposes as units comprising: (i) a put option written by you that is automatically terminable in circumstances where an Automatic Call occurs and that, if not terminated, requires you to purchase the Reference Stock from us (or, at our option, the cash value thereof) at maturity under circumstances where the payment at maturity is the Physical Delivery Amount and (ii) a deposit of $1,000 per $1,000 principal amount note to secure your potential obligation to purchase the Reference Stock. Of each coupon payment, we intend to treat approximately 22.45% as interest on the Deposit and the remainder as Put Premium. By purchasing the notes, you agree to treat the notes for U.S. federal income tax purposes consistently with our treatment and allocation as described above. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premium will not be taken into account prior to maturity or sale including an automatic call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Baker Hughes Incorporated	PS-1

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 108-I dated December 13, 2007.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal if the notes are not automatically called. If the notes are not automatically called, the payment at maturity will be based on the Final Share Price and whether the closing price of the Reference Stock has declined from the Initial Share Price by more than the Protection Amount ($23.7405 initially) on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be called before maturity if the closing price of the Reference Stock is greater than the Initial Share Price on any of the three (3) Call Dates. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.
  YOUR PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If the notes are not automatically called and, on any day during the Monitoring Period, the closing price of the Reference Stock declines below the Initial Share Price minus the Protection Amount ($23.7405 initially), you will be fully exposed to any depreciation in the Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price is less than the Initial Share Price, you will receive at maturity a predetermined number of shares of Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% decline in the Final Share Price compared to the Initial Share Price. You will be subject to this potential loss of principal even if the price of the Reference Stock subsequently recovers such that the Final Share Price is above the Initial Share Price minus the Protection Amount ($23.7405 initially). If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — If the notes are not automatically called, unless (i) the Final Share Price is less than the Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of the Reference Stock has declined, as compared to the Initial Share Price, by more than the Protection Amount ($23.7405 initially), for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in Baker Hughes, such as voting rights or dividend payments. In addition, Baker Hughes will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
  NO AFFILIATION WITH BAKER HUGHES — We are not affiliated with Baker Hughes. We assume no responsibility for the adequacy of the information about Baker Hughes contained in this pricing supplement or in product supplement no. 108-I. You should make your own investigation into the Reference Stock and Baker Hughes. We are not responsible for Baker Hughes’s public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with Baker Hughes, including extending loans to, or making equity investments in, Baker Hughes or providing advisory services to Baker Hughes. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Baker Hughes, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of Baker Hughes as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 108-I.

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Baker Hughes Incorporated	PS-2

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Baker Hughes is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Baker Hughes is engaged in the oilfield services industry. Baker Hughes is a major supplier of products and technology services and systems to the worldwide oil and natural gas industry, including products and services for drilling, formation evaluation, completion and production of oil and natural gas wells. The common stock of Baker Hughes, par value $1.00 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Baker Hughes in the accompanying product supplement no. 108-I. Information provided to or filed with the SEC by Baker Hughes pursuant to the Exchange Act can be located by reference to SEC file number 001-09397, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information of the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from January 3, 2003 through March 14, 2008. The closing price of the Reference Stock on March 14, 2008 was $67.83. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Reference Stock during the term of the notes. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Baker Hughes will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Baker Hughes Incorporated	PS-3

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and highest closing prices on any of the Call Dates and assuming that the closing price of the Reference Stock declines in the manner set forth in the column titled “Hypothetical lowest closing price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$68.00	• the Protection Amount: $23.80
• the Interest Rate:	11.00% per annum if the note is held to maturity
	2.75% (equivalent to 11.00% per annum) if the note is automatically called on the first Call Date
	5.50% (equivalent to 11.00% per annum) if the note is automatically called on the second Call Date
	8.25% (equivalent to 11.00% per annum) if the note is automatically called on the third Call Date

Hypothetical lowest closing price during the Monitoring Period	Hypothetical highest closing price on any of the Call Dates	Hypothetical Final Share Price	Payment at Maturity**	Payment on the applicable Call Settlement Date**	Total Value of Payment Received at Maturity or on the applicable Call Settlement Date**

$68.00	$64.60	$136.00	$1,000.00	N/A	$1,000.00

$68.00	$136.00	N/A	N/A	$1,000.00	$1,000.00

$34.00	$64.60	$71.40	$1,000.00	N/A	$1,000.00

$34.00	$71.40	N/A	N/A	$1,000.00	$1,000.00

$68.00	$68.00	$68.00	$1,000.00	N/A	$1,000.00

$44.20	$54.40	$44.20	$1,000.00	N/A	$1,000.00

$34.00	$68.00	$64.60	14 shares of the Reference Stock or the Cash Value thereof	N/A	$950.00

$34.00	$47.60	$34.00	14 shares of the Reference Stock or the Cash Value thereof	N/A	$500.00

$17.00	$34.00	$17.00	14 shares of the Reference Stock or the Cash Value thereof	N/A	$250.00

$0.00	$20.40	$0.00	14 shares of the Reference Stock or the Cash Value thereof	N/A	$0.00

**	Note that you will receive at maturity or on the applicable Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash or (2) on the applicable Call Settlement Date, $1,000 in cash. Also note that if you receive the Physical Delivery Amount at maturity, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity or on the applicable Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the first Call Date is $71.40. Because  the closing price the Reference Stock of $71.40 on the Call Date is greater than the Initial Share Price of $68.00, the notes are automatically called and you will receive a payment on the first Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The highest closing price of the Reference Stock on any of the Call Dates was $64.60, the lowest closing price of the Reference Stock during the Monitoring Period was $34.00 and the Final Share Price is $71.40. Because the highest closing price of the Reference Stock of $64.60 on any of the Call Dates was less than the Initial Share Price of $68.00, the notes are not automatically called. Because the Final Share Price of $71.40 is greater than the Initial Share Price of $68.00, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The closing price of the Reference Stock on any of the Call Dates was $68.00, the lowest closing price of the Reference Stock during the Monitoring Period was $34.00 and the Final Share Price is $64.60. Because the highest closing price of the Reference Stock of $68.00 on any of the Call Dates was equal to the Initial Share Price of $68.00, the notes are not automatically called. Because the Final Share Price of $64.60 is less than the Initial Share Price of $68.00 and the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $64.60, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $950.00.

Example 4: The highest closing price of the Reference Stock on any of the Call Dates was $47.60, and the closing price of the Reference Stock does not decline, as compared with the Initial Share Price, by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $34.00, a decline of more than the Protection Amount. Because the highest closing price of the Reference Stock of $47.60 on any of the Call Dates was less than the Initial Share Price of $68.00, the notes are not automatically called. Because the Final Share Price of $34.00 is less than the Initial Share Price of $68.00 and the Final Share Price has declined by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $34.00, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Baker Hughes Incorporated	PS-4

Example 5: The highest closing price of the Reference Stock on any of the Call Dates was $54.40, the Final Share Price of $44.20 is less than the Initial Share Price of $68.00 but does not decline by more than the Protection Amount and the closing price of the Reference Stock does not decline by more than the Protection Amount on any day during the Monitoring Period. Because the highest closing price of the Reference Stock of $54.40 on any of the Call Dates was less than the Initial Share Price of $68.00, the notes are not automatically called. Because the closing price of the Reference Stock has not declined by more than the Protection Amount, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $44.20 is less than the Initial Share Price of $68.00.

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1), if the notes are held to maturity, $110.00 over the term of the notes or (2) if the notes are automatically called: (i) $27.50 if called on the first Call Date from the issue date to but excluding the first Call Settlement Date, (ii) $55.00 if called on the second Call Date from the issue date to but excluding the second Call Settlement Date; or (iii) $82.50 if called on the third Call Date from the issue date to but excluding the final Call Settlement Date, in each case equivalent to 11.00% per annum interest. If the notes are held to maturity, the actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price. On the Pricing Date, the Initial Share Price was $67.83, the Protection Amount was $23.7405 and the Physical Delivery Amount was 14.7427 shares, in each case subject to adjustments.

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Baker Hughes Incorporated	PS-5